Exhibit 10.1

July 2, 2014	CONFIDENTIAL

Laurie Grijalva

36 Marbella

San Clemente, CA 92673

RE:         Acknowledgement of Promotion

Dear Laurie:

This letter will confirm your new role and responsibilities as Chief Merchandising Officer. You will continue to report to Jim Conroy, Chief Executive Officer. The target transition date is June 23, 2014. The conditions of this position are as follows:

•                  Your bi-weekly salary will now be $10,576.92 (which would equate to $275,000.00, if annualized), less legally required withholdings and deductions, and you will be paid on a bi-weekly payroll schedule, every other Friday. Your position will remain exempt and will be paid in accordance with all state and federal laws.

•                  Your Paid Time-Off (PTO) pay benefits will not change, unless such benefits are changed or modified by the Company in the future.

•                  You will continue to receive certain paid holidays as set forth in the Company’s Employee Handbook.

•                  The potential target bonus compensation and factors impacting your bonus will remain the same.

•                  Your salary and performance may be reviewed annually, subject to the-current Company practices and may be prorated accordingly in any year in which your position or compensation was changed.

Your employment shall also be governed by the terms and conditions set forth in the Company’s Employee Handbook, as amended from time-to-time by the Company, and any and all provisions established by the Company from time to time with respect to your position or level of employment.

To the fullest extent allowed by law, any controversy, claim, or dispute between you and Boot Barn, Inc. (“Boot Barn” or “Company”) the Company (and/or any of its affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of your employment or the cessation of that employment will be submitted to final and binding arbitration before a neutral arbitrator, in the county in which you last worked, in accordance with the JAMS Employment Arbitration Rules and Procedures, including any subsequent modifications or amendments to such Rules, as the exclusive remedy for such controversy, claim, or dispute. (A copy of the most current JAMS Rules may be obtained from the Company’s Human Resources Department or by visiting http://www.jamsadr.com/rules-employment-arbitration/.) In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator will issue a written decision stating the essential findings and conclusions on which the award is based, and will have full authority to award all remedies that would have been available in court. The Company will pay all arbitrators’ fees and any arbitration administration expenses. Any award may be entered as a judgment or an order in any court of competent jurisdiction. This Agreement covers all employment-related claims including, but not limited to, claims of unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claim under state or federal statues or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by you or the Company. This Agreement also covers any and all claims that the Company may have against you, including claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, gross negligence, or any other claim for alleged wrongful conduct. Both you and the Company waive the right to pursue claims in arbitration on a class basis, as a collective action or as a representative action. This Agreement is governed by and enforceable under the Federal Arbitration Act (“FAA”).

Nothing in this Agreement affects your right to file an administrative charge with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any state agency charged with enforcement of fair employment practice laws. You may present such claims to the appropriate agency, but you and the Company agree to arbitrate under this Agreement all rights to any form of recovery or relief, including monetary or other damages.

BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration agreement is to be construed as broadly as permissible under applicable law.

Furthermore, your employment is at will. This means that your employment with Boot Barn is for an unspecified term and is to continue only at the mutual consent of both Boot Barn and yourself. Consequently, either Boot Barn or you may terminate the employment relationship at will, at any time, with or without cause, and with or without advanced notice. This at will aspect of your employment, may not be modified, amended or rescinded except by an individual written agreement signed by both you and the Chief Executive Officer of the Company along with the Vice President of Human Resources.

This letter and the terms and conditions of employment contained herein supercede and replace any prior understandings or discusions between you and Boot Barn regarding your employment related to your title, compensation, along with the benefits and policies included herein. This letter does not change the conditions of your employment as outlined in your Employment Agreement dated May 11, 2014, however, the terms and conditions of your employment between you and Boot Barn may only be amended by a document in wirting signed by the employee, and the Chief Executive Officer along with the Vice President of Human Resources.

This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and shall be deemed to have been duly given when either (i) personally delivered (ii) delivered via facsimile or e-mail with confirmed receipt or (iii) three (3) days after being mailed by United States first-class mail, postage prepaid.

If you are in agreement with the above, please sign the original of this letter (retaining the copy for your records) and return this letter to Valerie Reif, Vice President of Human Resources.  Please contact Valerie if you have any questions regarding the terms set out herein.

AGREED TO & ACCEPTED:		SINCERELY,

BY:	/s/ Laurie Grijalva	/s/ Jim Conroy
	Laurie Grijalva	Jim Conroy
CEO & President

DATED:	8/8/2014